Exhibit 99.1

For Immediate Release
Contact: Bill Davis
Perficient, Inc.
(314) 529-3555
bill.davis@perficient.com

Perficient Acquires Exervio, Inc.

~ Deal Expected To Be Immediately Accretive ~

St. Louis – April 1, 2011 --Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced that it has acquired Exervio, Inc., a Charlotte-based business and management consulting firm focused on program and project management, process improvement and data/business analytics with approximately $13 million in annual revenues. The transaction is expected to increase Perficient’s current annualized revenues to more than $245 million – with nearly 1,450 consulting, technology, sales and support professionals. The acquisition is expected to be accretive to earnings per share immediately.

 “Exervio’s high-value portfolio of management consulting skills significantly enhances our existing business consulting qualifications and offers strong pull-through potential for our custom and packaged application development, implementation and integration services,” said Jeffrey Davis, Perficient’s chief executive officer and president.  “Exervio is a well-run business with a demonstrated record of growth and one that historically has coupled solid bill rates with strong utilization to deliver attractive gross margins.”

“We’re excited about Exervio’s meaningful presence in both the Charlotte and Atlanta markets,” said Kathy Henely, Perficient’s chief operating officer. “Additionally, establishing management consulting as a core offering in our consulting portfolio is a strategic development that broadens our relevance to potential enterprise clients and further positions Perficient as a valued partner to existing customers.”

 The acquisition of Exervio also:

▪	Increases Perficient’s market presence in the southeastern United States, adding offices and local consulting resources in the Charlotte and Atlanta markets;

▪	Expands Perficient’s presence in the Dallas market;

▪	Adds nearly 100 consulting, technology, sales and support professionals; and

▪
Adds client relationships with enterprise customers including AT&T, Bank of America, Boy Scouts of America, Coca Cola, Duke Energy, Family Dollar, Lowe’s, Piedmont Natural Gas, Wells Fargo and many more.

 “Joining Perficient presents tremendous opportunity for our company and our customers,” said Jon Nance, Exervio’s chief executive. “It will not only accelerate the success and momentum of our business but also provide our clients access to a much broader array of solutions and services.”

Exervio co-founders  Jon Nance, Mark Heisig and Edward Pounds each will join Perficient in key leadership roles.

The consideration paid in the transaction is approximately $13.6 million and includes $7.6 million in cash and approximately $6.0 million worth of Perficient common stock (based on the average closing price of Perficient’s common stock on the NASDAQ Global Select Market for the thirty trading days immediately preceding the acquisition close per the terms of the acquisition agreement). $3.4 million of the total consideration is subject to earnout and working capital provisions.

Randy Grigg, Managing Partner of Ridgecrest Advisors, advised Perficient on the transaction in his capacity as a registered investment banking agent of Burch & Company, Inc.

Andy Johnston, Partner at 7 Mile Advisors, advised Exervio on the transaction.

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About Perficient
Perficient is a leading information technology consulting firm serving Global 2000 and enterprise customers throughout North America. Perficient’s professionals serve clients from a network of offices in North America and three offshore locations, in Eastern Europe, India and China. Perficient helps clients use Internet-based technologies to improve productivity and competitiveness, strengthen relationships with customers, suppliers and partners and reduce information technology costs. Perficient, traded on the Nasdaq Global Select Market(SM), is a member of the Russell 2000® index and the S&P SmallCap 600 index. Perficient is an award-winning "Premier Level" IBM business partner, a TeamTIBCO partner, a Microsoft National Systems Integrator and Gold Certified Partner, a Documentum Select Services Team Partner and an Oracle Certified Partner. For more information, please visit www.perficient.com.

About Exervio

Exervio Management Consulting provides process improvement, business and operations analysis and project delivery services. The company includes over 100 seasoned consulting professionals, with offices in Atlanta and Dallas and headquarters in Charlotte, NC.  Exervio delivers value to local clients by deploying small teams to define business strategies, improve operational effectiveness and execute the projects required to achieve results.  Additional information is available at www.exervio.com.

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Safe Harbor Statement
Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information related to financial results and business outlook for 2011. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The “forward-looking” information is based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2010. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.